NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 22, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 11, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Envision Healthcare Corporation and Enterprise Merger Sub Inc., an indirect wholly owned subsidiary of Enterprise Parent Holdings Inc., an affiliate of investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. became effective before market open on October 11, 2018. Each share of Common Stock of Envision Healthcare Corporation was converted into $46.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 11, 2018.